Exhibit 99.1

Lifeloc Reports Third Quarter 2023 Results

WHEAT RIDGE, Colo., November 8, 2023 -- Lifeloc Technologies, Inc. (OTC: LCTC), a global leader in the development and manufacturing of breath alcohol and drug testing devices, has announced financial results for the quarter ended September 30, 2023.

Third Quarter Financial Highlights

Lifeloc posted quarterly net revenue of $2.696 million in the third quarter of 2023, resulting in a quarterly net profit of $110 thousand, or $0.04 per diluted share. These results compare to net revenue of $2.032 million and quarterly net loss of $(87) thousand, or $(0.04) per diluted share in the third quarter of 2022. Revenue for the quarter increased 33% versus the third quarter last year, as demand grows. Nine-month net revenues of $7.140 million and a net profit of $111 thousand, or $0.05 per diluted share, compared to net revenue of $6.373 million and a net loss of $(433) thousand, or $(0.18) per diluted share, for the same nine months of 2022. Total gross margin in the third quarter improved to 41.5% versus 37.8% for the same quarter last year. For the first nine months of 2023 gross margin was 43.4% versus 35.7% for the same period last year.

The gross margin improvement over last year resulted from a combination of price increases, lower depreciation, and increased efficiencies resulting from a lessening of supply constraints. The margin improvement along with the sales increase was more than sufficient to offset a 65% increase in research and development investment and still result in a profitable third quarter.

We believe our core alcohol detection product line-up is strong. The newer platforms LX9 and LT7 have features and performance that have driven market penetration by meeting previously unaddressable market needs, such as wider temperature ranges and fast customization that incorporates local languages. We expect that most L-series sales will be incremental to FC-series devices rather than displacing FC sales. The L-series devices have been certified to meet the requirements of most modern registration standards, such as SAI’s (Standards Australia International) latest AS 3547:2019 standards for Breath Alcohol Detectors. Our FC-series devices remain favored in many law enforcement and international organizations. Our Easycal® automated calibration station builds important protection around our brand with the only automated calibration available for portable breath alcohol testers and contributes to market share gains by the workplace Phoenix® 6.0 BT and EV 30 devices.

We believe our most important goal and best opportunity remains the convergence of the global need for rapid detection of drugs of abuse with Lifeloc’s proven capability to build easy-to-use portable testing equipment. We are focusing our research and development efforts on leveraging the SpinDx™ technology platform, sometimes referred to as "Lab on a Disk," to develop a series of devices and tests that can be used at roadside and in emergency rooms, forensic labs and workplace test sites to achieve a rapid and quantitative measure for a panel of drugs of abuse. The initial product release is projected to be a device with a disk that allows for detection of delta-9-THC (the major intoxicating component of the cannabis plant) from a test subject’s saliva, followed by a disk for a panel of drugs, which currently includes cocaine, amphetamines, and fentanyl. Testing has validated the SpinDx measurement technology against the definitive standard liquid chromatography-mass spectroscopy (LCMS) measurement utilizing human samples.  The LCMS data are validating the SpinDx test results on real-world human saliva tests at a limit of detection of approximately 10 ng/ml. With our research and development work, we continue to improve our technology’s robustness, speed, and convenience of operation. The release of our SpinDx saliva testing system for beta testing utilizing the delta-9-THC disks is expected in early 2024 and is projected to result in commercialization in later 2024. We expect to accelerate development by combining our LX9 breathalyzer with the THC SpinDx detection unit, to produce our roadside marijuana breathalyzer system.

“In the third quarter supply chain constraints have been significantly relieved. As a result, our production backlog has been satisfied during the quarter. We are optimistic that supply will no longer be a significant constraint to our normal order flow,” commented Dr. Wayne Willkomm, President and CEO. “Product is again flowing normally, and so our full attention is pushing the SpinDx product platform across the finish line to commercialization. We anticipate that our research and development expenses will continue to rise in this final push.”

About Lifeloc Technologies

Lifeloc Technologies, Inc. (OTC: LCTC) is a trusted U.S. manufacturer of evidential breath alcohol testers and related training and supplies for Workplace, Law Enforcement, Corrections and International customers. Lifeloc stock trades over-the-counter under the symbol LCTC. We are a fully reporting Company with our SEC filings available on our web site, www.lifeloc.com/investor.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements expressed or implied in this press release, including statements about our strategies, performance, expectations about new and existing products, market demand, economic conditions, acceptance of new and existing products, technologies and opportunities, market size and growth, and return on investments in products and market, are based on information available to us on the date of this document, and we assume no obligation to update such forward-looking statements. Investors are strongly encouraged to review the section titled “Risk Factors” in our SEC filings.

Phoenix® and Easycal® are registered trademarks of Lifeloc Technologies, Inc.

SpinDx™ is a trademark of Sandia Corporation.

Amy Evans
Lifeloc Technologies, Inc.
http://www.lifeloc.com
(303) 431-9500

LIFELOC TECHNOLOGIES, INC.

Condensed Balance Sheets

ASSETS
	September 30, 2023 (Unaudited)	December 31, 2022
CURRENT ASSETS:
Cash	$2,136,873	$2,352,754
Accounts receivable, net	709,307	627,919
Inventories, net	2,912,406	2,732,463
Employee retention credit receivable	—	107,575
Prepaid expenses and other	265,352	58,203
Total current assets	6,023,938	5,878,914

PROPERTY AND EQUIPMENT, at cost:
Land	317,932	317,932
Building	1,928,795	1,928,795
Real-time Alcohol Detection And Recognition equipment and software	569,448	569,448
Production equipment, software and space modifications	1,169,603	1,147,992
Training courses	432,375	432,375
Office equipment, software and space modifications	216,618	216,618
Sales and marketing equipment and space modifications	226,356	226,356
Research and development equipment, software and space modifications	480,684	480,684
Less accumulated depreciation	(3,263,200)	(3,072,961)
Total property and equipment, net	2,078,611	2,247,239

OTHER ASSETS:
Patents, net	66,079	69,679
Deposits and other	500	500
Deferred taxes	435,545	321,429
Total other assets	502,124	391,608

Total assets	$8,604,673	$8,517,761

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$501,827	$413,957
Term loan payable, current portion	51,194	50,028
Income taxes payable	36,476	—
Customer deposits	184,474	201,031
Accrued expenses	262,206	344,944
Deferred revenue, current portion	60,607	80,222
Reserve for warranty expense	46,500	46,500
Total current liabilities	1,143,284	1,136,682

TERM LOAN PAYABLE, net of current portion and debt issuance costs	1,182,751	1,219,677

DEFERRED REVENUE, net of current portion	12,467	6,191
Total liabilities	2,338,502	2,362,550

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS' EQUITY:
Common stock, no par value; 50,000,000 shares authorized, 2,454,116 shares outstanding	4,668,014	4,668,014
Retained earnings	1,598,157	1,487,197
Total stockholders' equity	6,266,171	6,155,211

Total liabilities and stockholders' equity	$8,604,673	$8,517,761

 LIFELOC TECHNOLOGIES, INC.

Condensed Statements of Income (Unaudited)

	Three Months Ended September 30,
REVENUES:	2023	2022
Product sales	$2,676,872	$2,007,652
Royalties	5,063	1,225
Rental income	13,573	22,989
Total	2,695,508	2,031,866

COST OF SALES	1,576,117	1,263,951

GROSS PROFIT	1,119,391	767,915

OPERATING EXPENSES:
Research and development	516,174	313,092
Sales and marketing	309,898	268,515
General and administrative	269,593	296,806
Total	1,095,665	878,413

OPERATING INCOME (LOSS)	23,726	(110,498)

OTHER INCOME (EXPENSE):
Interest income	17,678	4,508
Interest expense	(10,494)	(10,724)
Total	7,184	(6,216)

NET INCOME (LOSS) BEFORE PROVISION FOR TAXES	30,910	(116,714)

BENEFIT FROM FEDERAL AND STATE INCOME TAXES	78,693	29,742

NET INCOME (LOSS)	$109,603	$(86,972)

NET INCOME (LOSS) PER SHARE, BASIC	$0.04	$(0.04)

NET INCOME (LOSS) PER SHARE, DILUTED	$0.04	$(0.04)

WEIGHTED AVERAGE SHARES, BASIC	2,454,116	2,454,116

WEIGHTED AVERAGE SHARES, DILUTED	2,454,116	2,454,116

LIFELOC TECHNOLOGIES, INC.

Condensed Statements of Income (Unaudited)

	Nine Months Ended September 30,
REVENUES:	2023	2022
Product sales	$7,056,638	$6,264,222
Royalties	23,419	40,437
Rental income	60,351	67,867
Total	7,140,408	6,372,526

COST OF SALES	4,043,146	4,099,087

GROSS PROFIT	3,097,262	2,273,439

OPERATING EXPENSES:
Research and development	1,308,721	1,056,026
Sales and marketing	897,856	821,821
General and administrative	872,724	943,060
Total	3,079,301	2,820,907

OPERATING INCOME (LOSS)	17,961	(547,468)

OTHER INCOME (EXPENSE):
Interest income	46,678	6,130
Interest expense	(31,319)	(32,451)
Total	15,359	(26,321)

NET INCOME (LOSS) BEFORE PROVISION FOR TAXES	33,320	(573,789)

BENEFIT FROM FEDERAL AND STATE INCOME TAXES	77,640	140,779

NET INCOME (LOSS)	$110,960	$(433,010)

NET INCOME (LOSS) PER SHARE, BASIC	$0.05	$(0.18)

NET INCOME (LOSS) PER SHARE, DILUTED	$0.05	$(0.18)

WEIGHTED AVERAGE SHARES, BASIC	2,454,116	2,454,116

WEIGHTED AVERAGE SHARES, DILUTED	2,454,116	2,454,116

Lifeloc Technologies, Inc.

Condensed Statements of Stockholders' Equity (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Total stockholders' equity, beginning balances	$6,156,568	$6,264,930	$6,155,211	$6,593,766

Common stock (no shares issued during periods):
Beginning balances	4,668,014	4,668,014	4,668,014	4,650,812
Stock based compensation expense related to stock options	—	—	—	17,202
Ending balances	4,668,014	4,668,014	4,668,014	4,668,014

Retained earnings:
Beginning balances	1,488,554	1,596,916	1,487,197	1,942,954
Net income (loss)	109,603	(86,972)	110,960	(433,010)
Ending balances	1,598,157	1,509,944	1,598,157	1,509,944

Total stockholders' equity, ending balances	$6,266,171	$6,177,958	$6,266,171	$6,177,958

LIFELOC TECHNOLOGIES, INC

Condensed Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
CASH FLOWS FROM OPERATING ACTIVITIES:	2023	2022
Net income (loss)	$110,960	$(433,010)
Adjustments to reconcile net income to net cash provided from (used in) operating activities-
Depreciation and amortization	198,471	438,549
Provision for inventory obsolescence, net change	—	154,367
Deferred taxes, net change	(114,116)	(140,779)
Stock based compensation expense related to stock options	—	17,202
Changes in operating assets and liabilities-
Accounts receivable	(81,388)	(96,230)
Inventories	(179,943)	(180,535)
Employee retention credit and income taxes receivable	107,575	—
Prepaid expenses and other	(207,149)	(59,041)
Deposits and other	—	162,980
Accounts payable	87,870	(3,130)
Income taxes payable	36,476	—
Customer deposits	(16,557)	9,608
Accrued expenses	(82,738)	(63,917)
Deferred revenue	(13,339)	(11,787)
Net cash provided from (used in) operating activities	(153,878)	(205,723)

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(21,611)	(201,870)
Patent filing expense	(1,404)	(1,687)
Net cash (used in) investing activities	(23,015)	(203,557)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Principal payments made on term loan	(38,988)	(37,857)
Net cash provided from (used in) financing activities	(38,988)	(37,857)

NET (DECREASE) IN CASH	(215,881)	(447,137)

CASH, BEGINNING OF PERIOD	2,352,754	2,571,668

CASH, END OF PERIOD	$2,136,873	$2,124,531

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$28,091	$29,223